SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                             SAF T LOK INCORPORATED
             (Exact name of Registrant as specified in its charter)

                                     Florida
         (State of other jurisdiction of incorporation or organization)

                                   65-0142837
                     (I.R.S. Employer Identification Number)

                             1101 Northpoint Parkway
                            West Palm Beach, FL 33407
          (Address of Principal Executive Offices, including Zip Code)

                          Agreement for Legal Services
                            (Full title of the plan)

            Franklin W. Brooks, President and Chief Executive Officer
                             1101 Northpoint Parkway
                            West Palm Beach, FL 33407
                                 (561) 478-5625
 (Name, Address and Telephone Number, including area code of Agent for Service)

                                 With Copies to:

                               Jeff M. Cohen, Esq.
                                Nixon Peabody LLP
                              One Thomas Circle, NW
                              Washington, DC 20005
                                       And
                             Philippe C. Jeck, Esq.
                              Jeck, Harris & Jones
                            1061 East Indiantown Road
                             Jupiter, Florida 33477


                                         CALCULATION OF REGISTRATION FEE

 Title of Securities to     Amount to be        Proposed Maximum           Proposed Maximum           Amount of
     be Registered           Registered        Offering Price per      Aggregate Offering Price1   Registration Fee
                                                     Share1
------------------------- ----------------- -------------------------- -------------------------- -------------------

Common Stock,                  87,093                $2.4688                  $215,015.19              $597.74
$0.01 par value


1 - This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended and is calculated on the basis of the high and low prices per share of the Common Stock as of a date within five business days prior to the filing of this Registration Statement.

                                   PROSPECTUS

                             SAF T LOK INCORPORATED
                             1101 Northpoint Parkway
                            West Palm Beach, FL 33407


                          87,093 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and sale by Saf T Lok Incorporated, a Florida corporation (the "Company") of shares of its par value $0.01 per share common stock (the "Common Stock") to Ruben & Aronson, LLP, legal consultants to the Company (the "Consultant") pursuant to an agreement entered into between the Company and the Consultant, dated April 16, 1999 (the "Agreement"). The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Consultant 87,093 shares of the Common Stock in consideration for legal services rendered and to be performed under the Agreement.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act") may sell all or part of the shares in any way permitted by law including sales in the automated quotation system maintained by the National Association of Securities Dealers, Inc. ("NASDAQ") at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future; it would then be subject to Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on NASDAQ under the symbol "LOCK".

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The Date of this Prospectus is July 14, 1999

         This Prospectus is part of any Registration Statement which was filed and became effective under the Securities Act and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Saf T Lok, 1101 Northpoint Parkway, West Palm Beach, FL 33407, (561) 478-5625.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W. Washington, D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. ("NASD"). Thus, copies of these reports, and other information may also be examined at the offices of the NASD at 1735 K Street N.W. Washington, D.C. 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

PART I ..................................................................... 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS ....................... 1

ITEM 1.  PLAN INFORMATION .................................................. 1
GENERAL INFORMATION ........................................................ 1

The Company ................................................................ 1
Purpose .................................................................... 1
Common Stock ............................................................... 1
The Consultant ............................................................. 1
No Restrictions on Transfer ................................................ 1
Tax Treatment to the Consultant ............................................ 1
Restrictions on Resale ..................................................... 2

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION ............... 2

ITEM 2.  REGISTRANT INFORMATION  ........................................... 2

Legal Opinion and Experts .................................................. 2
Indemnification of Officers and Directors .................................. 3

PART II .................................................................... 3

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT ......................... 3

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE ........................... 3

ITEM 4.  DESCRIPTION OF SECURITIES ......................................... 3

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL ............................ 3

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS ......................... 3

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED ............................... 6

ITEM 8.  EXHIBITS .......................................................... 6

ITEM 9.  UNDERTAKINGS ...................................................... 6

SIGNATURES ................................................................. 8

EXHIBIT INDEX .............................................................. 9

PART I:  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

GENERAL INFORMATION

The Company

         The Company has its principal offices at 1101 Northpoint Parkway, West Palm Beach, FL 33407, (561) 478-5625.

Purposes

         The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company will be able to use the legal services of the Consultant in connection with the Company's business affairs as the Company may from time to time reasonably request. A copy of the agreement has been filed as an exhibit to this Registration Statement.

Common Stock

         The Board of Directors has authorized the issuance of up to 87,093 shares of the Common Stock to the Consultant upon effectiveness of this Registration Statement.

The Consultant

         The Consultant has agreed to provide its legal expertise and advice to the Company on a non-exclusive basis for the purpose of advising of the Company.

No Restrictions on Transfer

         The Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

         The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Tax Treatment to the Company

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

         In the event than an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

         The Company hereby incorporates by reference (i) its annual report of Form 10-KSB for the year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q filed under the Securities or Exchange Act subsequent to any filed Form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2.  REGISTRANT INFORMATION

         A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to the Company at 1101 Northpoint Parkway, West Palm Beach, FL 33407.

Legal Opinions and Experts

         Jeck, Harris & Jones, LLP has rendered an opinion on the validity of the securities being registered. Jeck, Harris & Jones, LLP is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See Part II, Item 5 - Interests of Named Experts and Counsel).

         The financial statements of Saf T Lok Incorporated by reference in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1998 have been audited by Goldberg & Company, P.A., independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.



Indemnification of Officers and Directors

         Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         SAF T LOK INCORPORATED (the "Company") is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

         The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in the preceding paragraph.

         The description of the Company's common stock, par value $0.01 per share ("Common Stock"), contained in a registration statement filed on Form S-3 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         The securities being registered are par value $0.01 common stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

         Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate, management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the director's conduct triggers the liability provisions of Section 607.0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or willful misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

         The Company's Articles of Incorporation provide that no director shall be personally liable for monetary damages for any statement, vote, decision, or failure to act regarding corporate management or policy, unless the director breached or failed to perform his duties as a director, and the director's breach of, or failure to perform, those duties constitutes a violation of the criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), was a transaction from which the director derived an improper personal benefit, was a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, was in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, was in conscious disregard for the best interest of the Company, or willful misconduct, or in a proceeding by or in the right of someone other than the Company or a shareholder, was recklessness, in bad faith, with malicious purpose, or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         The Company's Articles of Incorporation further provide for the nonexclusive indemnification for each person who is or was a director, officer, agent, or employee of the Company or who is or was serving at the request of the Company as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Company has agreed to grant such indemnity, to the fullest extent permitted or authorized by current or future legislation, judicial, or administrative decision, against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director. The Company may maintain insurance, to protect itself and any such person against any such fine, liability, cost or expense. Costs, charges and expenses incurred by officers or directors in defending a civil or criminal suit, action, or proceeding shall be paid by the Company in advance of the final disposition upon receipt of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Company, and upon satisfaction of any other conditions as are required by law. Such costs, charges and expenses incurred by employees and agents may be so paid as the Board of Directors may deem appropriate.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.  EXHIBITS

         (a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.         Title

5. Opinion of Jeck, Harris & Jones, LLP regarding the legality of the securities registered.

10                  Agreement for Legal Services with Ruben & Aronson, LLP.

23.1 Consent of Jeck, Harris & Jones, LLP., to the use of their opinion with respect to the legality of the securities being registered hereby (contained in Item 5, above).

23.2                Consent of Goldberg & Company, P.A., Certified Public
                    Accountants


ITEM 9.  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, Florida, on the date set forth below.

Dated:  June 25, 1999

                               SAF T LOK INCORPORATED

                               /s/Franklin W. Brooks
                               -------------------------------
                               Franklin W. Brooks
                               President and Chief Executive Officer, Director

                               /s/William M. Schmidt
                               -------------------------------
                               William  M. Schmidt
                               Chief Financial Officer, Principal Financial
                               Officer and Principal Accounting Officer,
                               Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.


                               /s/Jeffrey W. Brooks
                               -------------------------------
                               Jeffrey W. Brooks
                               Director, Vice President, Secretary and Treasurer
                               Dated: June 25, 1999


                               /s/Dennis W. DeConcini
                               --------------------------------
                               Dennis W. DeConcini
                               Director
                               Dated: June 25, 1999


                               ---------------------------------
                               James V. Stanton
                               Director
                               Dated: June __, 1999




                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

         The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit Number
In Registration
Statement         Descriptions                                   Numbered Page

--------------------------------------------------------------------------------

5.                Opinion of Counsel                                    14

10.               Agreement for Legal Services                          16

23.1              Consent of Jeck, Harris & Jones, LLP
                  (included in Opinion of Counsel - Exhibit 5)

23.2              Consent of Goldberg and Company, P.A.                 20
                  Certified Public Accountants